Exhibit 99.1

Isonics Receives Letter From Nasdaq

GOLDEN, Colo.—(BUSINESS WIRE)— October 22, 2007—Isonics Corporation (NASDAQ: ISON), a company that is focused on the development and provision of products and services for the semiconductor and homeland security markets, announced that on October 17, 2007 it received a staff determination letter from the Nasdaq Stock Market Listings Qualification Department notifying the Company that the Listings Qualification Department staff did not accept Isonics’ plan for regaining compliance with Marketplace Rule 4310(c)(3) requiring that the Company have a minimum of $2.5 million in stockholders’ equity or $35 million in market value of securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.  The letter advised Isonics that its common stock will be delisted at the opening of business on October 26, 2007, although that date will be delayed if Isonics appeals the staff determination as described below.

Under the Nasdaq rules, Isonics is entitled to and intends to request a hearing with a Nasdaq Listings Qualification Panel to attempt to obtain an additional period to regain compliance with the Nasdaq listing requirements.  If Isonics appeals, Isonics will provide the Panel with additional information regarding Isonics’ proposed plan for regaining compliance with the Nasdaq listing requirements. The suspension of Isonics’ listing will be stayed pending the Panel’s decision.  If the Panel does not find the Company’s approaches to be acceptable, the Panel could immediately delist the Company’s common stock.  There can be no assurance the Panel will grant the Company’s request for continued listing.

In the event that Isonics’ common stock is delisted from Nasdaq’s Capital Market, Isonics intends to work with its market makers as necessary to obtain quotation on the OTC Bulletin Board market.

About Isonics Corporation

Isonics Corporation is focused on the development and provision of homeland security products and services and the manufacture of 300-millimeter (and smaller diameter) silicon wafer reclaim and test products, wafer thinning and custom wafer products for the semiconductor industry. Additional information may be obtained at the Company’s Web site at www.isonics.com.

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities

Litigation Reform Act of 1995. These statements involve estimates, assumptions, known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. Further, the Company operates in industries where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Other important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s 10-K for the year ended April 30, 2007 and reports subsequently filed with the Securities and Exchange Commission, which include the Company’s historical cash flow difficulties, dependence on significant customers, and rapid development of technology, among other risks. In assessing forward-looking statements contained herein, readers are urged to carefully read all cautionary statements contained in these filings with the Securities and Exchange Commission.

Contact:

Isonics Corporation

John Sakys, 303-279-7900

or

CEOcast, Inc. for Isonics

Andrew Hellman, 212-732-4300